Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of General Cannabis Corporation (the “Company”) of our report dated March 12, 2018, relating to our audits of the Company’s consolidated financial statements as of December 31, 2017 and 2016, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which report includes an explanatory paragraph regarding a change in accounting principle during the year ended December 31, 2017.

/s/ Hall & Company

Irvine, CA

June 4, 2018